Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments as discussed in Notes 1 and 14 and the condensed consolidating financial information as included in Note 16, as to which the date is June 1, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated June 2, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri
June 2, 2009